Exhibit 10 (v)

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of September 4, 2012, by and among Saul Centers, Inc., (“Saul Centers” and collectively with its subsidiary entities, the “Employer Group”), and B. Francis Saul III (“Saul III”).

I. RECITALS

Saul III currently serves as President and Chief Operating Officer of Saul Centers. Effective as of Resignation Date (defined below), Saul III will have resigned from his positions with the Employer Group and will cease to be an officer, director or employee of any member thereof.

At the conclusion of Saul III’s employment, the Employer Group desires to avail itself of the experience, sources of information, advice and assistance available to or possessed by Saul III and to have Saul III undertake certain duties and responsibilities and to perform certain services as a consultant. These duties, responsibilities, and services are more fully described below.

In consideration of the foregoing promises and the mutual covenants contained in this Agreement, the Employer Group and Saul III agree as follows:

II. SERVICES TO BE PROVIDED BY SAUL III

A. Description of Advisory Services. Subject to the terms of this Agreement, from the Resignation Date through September 4, 2014 (subject to Article VII, the “Advisory Period”), the Employer Group retains Saul III, and Saul III agrees with the Employer Group, to serve as an advisor and consultant to the Employer Group for purposes of providing real estate acquisition, disposition, development, operations and other advice to the Employer Group and offering assistance on other matters as the Employer Group reasonably requests (the “Advisory Services”). The Employer Group is entering into this Agreement in reliance on the special and unique abilities of Saul III in rendering the Advisory Services and Saul III will use his reasonable efforts, skills, judgment, and abilities in rendering the Advisory Services.

B. Nature of Relationship Between Parties. Saul III will render the Advisory Services as an independent contractor. Except as otherwise specifically agreed to in writing by the Employer Group, Saul III will have no authority or power to bind the Employer Group with respect to third parties or to represent to third parties that Saul III has authority or power to bind the Employer Group. It is not the intention of the parties to this Agreement to create, by virtue of this Agreement, any employment relationship, trust, partnership, or joint venture between Saul III and the Employer Group or any of its affiliates or Releasees, as defined below in Paragraph VI.A, or, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them. As an independent contractor, Saul III is not eligible for any Employer Group-provided benefits, including, without limitation, vacation pay or paid time off, short-term disability and long-term disability, health and wellness plans, or incentive compensation plans or programs (such as year-end bonus program or any long-term incentive compensation plan).

III. COMPENSATION FOR ADVISORY SERVICES

The consideration to be paid by the Employer Group to Saul III for the Advisory Services during the Advisory Period will be $60,000 per month (“Advisory Consideration”). Payments shall be made on a monthly basis in arrears or as otherwise agreed to by the parties. The Advisory Consideration is the sole compensation to which Saul III will be entitled for performance of the Advisory Services. The parties further acknowledge and agree that should Saul III breach any term or fail to perform any condition or obligation under this Agreement, Saul III shall forfeit any and all rights and interests in the Advisory Consideration.

IV. PAYMENT OF TAXES

Beginning on the Resignation Date, Saul III agrees to be solely responsible for withholding taxes or necessary payments to any taxing authority based on the Employer Group’s payment to Saul III of the Advisory Consideration under this Agreement. These withholdings include, without limitation, Federal income tax, FICA, and Medicare.

V. INDEMNIFICATIONS AND COVENANTS

A. Limitations on Employer Group Liability and Saul III’s Indemnification of Employer Group. In consideration of the mutual promises contained herein, including without limitation Saul III’s entering into this Agreement and receiving the Advisory Consideration, and subject to the other terms of this Agreement, neither the Employer Group nor its Releasees shall be liable for any Damages (defined below) caused by the dishonesty or willful misconduct, of Saul III or for Saul III’s breach of this Agreement. Saul III shall indemnify and hold harmless the Employer Group and its Releasees from and against all losses, judgments, damages, expenses (including, without limitation, reasonable fees and expenses of counsel), liabilities, and amounts paid in settlement (collectively “Damages”) incurred by or asserted against the Employer Group or Releasees arising as a result of, in connection with, or relating to the dishonesty or willful misconduct of Saul III in the performance of this Agreement or for Saul III’s breach of this Agreement.

B. Confidentiality. Saul III acknowledges and agrees that all Confidential Information (defined below) about the Employer Group and its Releasees that was previously provided in the course of employment with the Employer Group, and Confidential Information that may be provided to him in the course of the Advisory Period of this Agreement, are and will continue to be the exclusive property of the Employer Group and the Releasees. Saul III agrees to keep all Confidential Information in strict confidence, not disclosing any Confidential

Information to any third person, including without limitation any auditor of any member of the Employer Group or any affiliate of any member of the Employer Group, except (i) as the Employer Group consents to, or (ii) as required by law or judicial or regulatory process; provided, however, that Saul III shall not be obligated to keep in confidence any information which has become generally available to the public without any breach by Saul III of this Paragraph V.C.

Confidential Information includes, without limitation, all of the Employer Group’s technical and business information, which is of a confidential, trade secret or proprietary character; lists of customers/tenants; identity of customers/tenants; identity of prospective customers/tenants; contract and lease terms; rent rolls; bidding information and strategies; pricing methods or information; photographs; internal policies, procedures, communications and reports; computer software; computer software methods and documentation; graphic designs; hardware; the Employer Group’s or its Releasees’ methods of operation; the procedures, forms and techniques used in servicing accounts; and other information or documents that the Employer Group requires to be maintained in confidence for the Employer Group’s continued business success.

C. Non-Competition. Saul III agrees that to protect the Employer Group’s Confidential Information, it is necessary to enter into the following restrictive covenants, the compliance with which is a condition precedent to the Employer Group’s promises and obligations under this Agreement.

(i) Non-Solicitation of Business Contacts. Without the prior consent of the Employer Group, Saul III a grees that during the Advisory Period he will not, directly or indirectly, either individually or as a principal partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Employer Group, solicit a property owner, developer or tenant or a prospective property owner, developer or tenant (i.e., a property owner, developer or tenant who is party to a written proposal or letter of intent with the Employer Group, in each case written less than six (6) months prior to date of this Agreement) of the Employer Group, for the purpose or with the intent of (A) inducing or attempting to induce such Person to cease doing business with the Employer Group, or (B) in any way interfering with the relationship between such Person and the Employer Group.

(ii) Non-Competition. Without the prior consent of the Employer Group, Saul III agrees that during the Advisory Period, he will not, directly or indirectly, either individually or as a principal partner, agent, consultant, contractor, employee, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, except on behalf of the Employer Group, within the Washington, DC/Baltimore metropolitan area, work on, or invest or participate in, the acquisition, leasing, financing, pre-development or development of any grocery-anchored community shopping center, Nothing in this Paragraph shall be construed to prohibit Saul III from investing in any publicly traded company as a passive investor in an amount up to 5% of the outstanding securities of such company.

(iii) Non-Recruitment of Officers. Without the prior consent of the Employer Group, Saul III agrees that during the Advisory Period, he will not directly, or indirectly through his affiliates, solicit any current officer of the Employer Group to be employed by Saul III or any of his affiliates.

(iv) Nature of the Restrictions. Saul III agrees that the time, geographical area, and scope of restrained activities for the restrictions in this Paragraph V.E are reasonable, especially in light of the Employer Group’s desire to protect its Confidential Information. If a court concludes that any time period, geographical area, or scope of restrained activities specified in this Paragraph V.E is unenforceable, the court is vested with the authority to reduce the time period, geographical area, and/or scope of restrained activities, so that the restrictions may be enforced to the fullest extent permitted by law. Additionally, if Saul III violates any of the restrictions contained in this Paragraph V.E, the restrictive period shall be suspended from the time of the commencement of any violation until the time when Saul III cures the violation to the Employer Group’s satisfaction, and upon such violation being cured the applicable restrictive period will cease to be suspended and thereafter continue to run.

(v) Remedies. Saul III acknowledges that the restrictions contained in this Paragraph V.E, in view of the nature of the Employer Group’s business, are reasonable and necessary to protect the Employer Group’s legitimate business interests and that any violation of this Agreement would result in irreparable injury to the Employer Group for which there is no adequate remedy at law. In the event of a breach or a threatened breach by Saul III of any provision in this Agreement, the Employer Group shall be entitled to a temporary restraining order and injunctive relief restraining Saul III from the commission of any breach. Nothing contained in this Agreement shall be construed as prohibiting the Employer Group from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages, equitable relief, attorneys’ fees, and costs.

D. Agreement to Return Employer Group Property/Documents. Following the termination of the Agreement for any reason, Saul III agrees that: (i) he will not take with him, copy, alter, destroy, or delete any files, documents or other materials whether or not embodying or recording any Confidential Information, including copies, without obtaining in advance the consent of an authorized Employer Group representative; and (ii) he will promptly return to the Employer Group all Confidential Information, documents, files, records and tapes (written or electronically stored) that have been in his possession or control regarding the Employer Group, and he will not use or disclose such materials in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of these materials

VII. TERMINATION

A. Termination by the Employer Group. Saul III’s status as advisor, the Advisory Period, and the right to receive the Advisory Consideration may be terminated by the Employer Group at any time (during or following the Advisory Period) with or without cause immediately upon providing him notice of such termination.

B. Survival. The provisions set forth in Paragraphs V, VI, and VII shall survive termination or expiration of this Agreement. In addition, all provisions of this Agreement which expressly continue to operate after the termination of this Agreement shall survive termination or expiration of this Agreement in accordance with the terms of such provisions.

VIII. OTHER PROVISIONS

A. Choice of Law. This Agreement has been executed and delivered in and shall be interpreted, construed, and enforced under and in accordance with the laws of the State of Maryland, without giving effect to its conflicts of law principles.

B. Limitations on Assignment. In entering into this Agreement, the Employer Group is relying on the unique personal services of Saul III; services from another person will not be an acceptable substitute. Except as provided in this Agreement, Saul III may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Employer Group.

C. Waiver. The waiver by either party of the breach or violation of any provision of this Agreement shall not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision of this Agreement.

D. Severability. If any provision or provisions of this Agreement are held to be invalid, illegal, or unenforceable for any reason whatsoever, (i) the validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any paragraphs of this Agreement containing any provision held to be invalid, illegal, or unenforceable, that are not themselves invalid, illegal, or unenforceable), will not in any way be affected or impaired thereby, and (ii) the provision or provisions held to be invalid, illegal, or unenforceable will be limited or modified in its or their application to the minimum extent necessary to avoid the invalidity, illegality or unenforceability, and, as so limited or modified, the provision or provisions and the balance of this Agreement will be enforceable in accordance with their terms.

E. Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

F. Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.

G. Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement. No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it. Saul III acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Employer Group or any of the

Releasees, except as expressly contained in this Agreement. Any amendment to this Agreement must be signed by all parties to this Agreement. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).

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By their signatures below, the parties certify that they have read the above Agreement and agree to its terms:

/s/ B. Francis Saul III
B. FRANCIS SAUL III

Date: 10/5/12

SAUL CENTERS, INC.

a Maryland corporation

By:	/s/ Thomas McCormick
Name:	THOMAS McCORMICK
Title:	President